Exhibit 10.1

BINDING LETTER OF INTENT

The present document is a Binding Letter of Intent (“Binding LOI”) between Ozop Surgical Corp. a Nevada corporation having its principle place of business at 319 Clematis Street, Suite 714, West Palm Beach FL 33401 (“Pubco), Power Conversion Technologies, Inc. a Pennsylvania Corporation, whose principal place of business is located at Schreiber Industrial Park Bldg. 1, 90 Halstead Blvd, Zelienople, PA 16063 (“PCTI”) and Catherine Chis, President of PCTI (“CC”), in her capacity as President and sole shareholder of PCTI and residing in Pennsylvania, (Pubco, PCTI and CC referred to herein as Parties or Party), whereby Pubco shall purchase all of the outstanding shares in PCTI (“Transaction”) under the following terms and conditions:

1.	Whereas, there are currently 1,000 (One Thousand) shares of common stock, no par value, issued and outstanding in PCTI (“PCTI Common Stock”);
2.	Whereas, CC is the sole lawful holder of 1,000 (One Thousand) shares of PCTI Common Stock representing 100% ownership in PCTI (“PCTI Shares”).
3.	Whereas Pubco wishes to purchase from CC and CC wishes to sell to Pubco, all of the PCTI Shares.
4.	The Parties agree that Pubco shall purchase from CC all of the PCTI Shares (the “Transaction”) for an aggregate amount of shares and cash, the whole as set out in Section 7. below.
5.	The Parties agree and undertake to enter into mutually agreeable definitive agreements (“Definitive Agreement”) and any other documents necessary for the closing of the Transaction (“Closing”), within 120 days of the date of the execution of this Binding LOI (“Closing Deadline”), such Closing occurring upon the following conditions:
a.	The Closing shall be contingent upon:
i.	Pubco being current in all of its financial filings; and
b.	The Closing of the Transaction shall occur no later than the Closing Deadline, at the time of the Execution of the Definitive Agreement or at such other date as is practicable following the execution of the Definitive Agreement.
6.	The Parties further undertake that prior to the Closing, each of Pubco and PCTI shall have obtained all requisite consents and approvals including, without limitation, board of director approval and shareholder consent, as are necessary for the approval of the Transaction, and the execution of all related documents including, without limitation, the Definitive Agreement.
7.	The Definitive Agreement will incorporate the Parties’ understandings with respect to the terms of the Transaction, among other things, the following:
a.	Pubco shall receive all of the PCTI Shares from CC. CC shall deliver to Pubco the respective certificates representing CC’s respective PCTI Shares upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties.
b.	In exchange for the PCTI Shares, Pubco shall issue the following (“Payment Shares”):
i.	CC shall receive:
a.	47,500 (forty- seven thousand five hundred) shares of Series C (as defined in Section 9 (a) herein below); and
b.	18,667 (eighteen thousand six hundred sixty- seven) shares of Series D (as defined in Section 9 (a) herein below).
c.	500 (five hundred) shares of Series E (as defined in Section 9 (a) herein below).
c.	Pubco shall deliver the Payment Shares to CC upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;
d.	In addition, Pubco shall pay an amount equal to $400,000 USD (four hundred thousand dollars US) (“Payment”) to PCTI in multiple tranches with an initial tranche or tranches totaling $100,000 USD within 90 days from the signing of this Binding LOI and with the total Payment amount being paid in full at the latest upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;
8.	Pubco represents and warrants the following:
a.	Other than for the undesignated authorized shares of Preferred Stock as stated in Pubco’s financial filings, Pubco has no other authorized or issued classes or series of shares other than the following:
i.	Common Stock, of which 617,186 shares were issued and outstanding as of the date of this Binding LOI;
ii.	Series C Preferred Stock which bears the preferences as set forth in Exhibit A attached hereto (“Series C Preferred Stock”);
b.	Pursuant to the terms of this Binding LOI including but not limited to Section 9e. herein below, and other than for its Common Stock and remaining undesignated Preferred Stock, Pubco undertakes to take all necessary corporate actions to effect the following:
i.	An amendment to its Series C Preferred Stock which shall bear the preferences as set forth in Exhibit B attached hereto (“Series C”), of which a total of 50,000 shares including the Payment Shares to be issued pursuant to Section 7b. herein above, shall be issued and outstanding at Closing,
ii.	Designation of a Series D Preferred Stock bearing the preferences as set forth in Exhibit C attached hereto (“Series D”), of which a total of 20,000 shares including the Payment Shares to be issued herein, shall be issued and outstanding at Closing.
iii.	Designation of a Series E Preferred Stock bearing the preferences as set forth in Exhibit D attached hereto (“Series E”), of which a total of 1,000 shares including the Payment Shares to be issued herein, shall be issued and outstanding at Closing.
c.	Pubco further warrants that other than the changes pertaining to Series C and the designation of Series D and E, envisaged in this herein Section 9, no other series or classes of shares shall be created or designated and no amendments shall be made to any of the rights and preferences of any classes or series of shares existing at the time of execution of this Binding LOI.
d.	It has the necessary consent, legal authority and power to enter into this Binding LOI and, shall at the time of execution of the Definitive Agreement have all necessary power to enter into same.
e.	Each of Exhibits B, C and D representing the respective designations of the series of Preferred Stock pursuant to this Section 9, shall be filed by Pubco with the Secretary of State, no later than 10 business days prior to the Execution of the Definitive Agreement.
f.	Pubco shall use its best efforts to reduce the overall debt of Pubco by up to $1,000,000.
9.	PCTI represents and warrants the following:
a.	PCTI has no other authorized or issued classes or series of shares other than 10,000 authorized Common Stock, of which 1,000 shares are currently issued and outstanding.
b.	No changes shall have been made to the share capital of PCTI at the time of the consummation of the contemplated Transaction and Section 9a. herein above shall hold true as of such consummation.
c.	It has the necessary consent, legal authority and power to enter into this Binding LOI and shall at the time of execution of the Definitive Agreement have all necessary power to enter into same.
d.	Each of PCTI and/or CC shall not intentionally take any action that may adversely affect the financial performance and/or financial situation of PCTI;
e.	From the Execution of this Binding LOI and until the execution of the Definitive Agreement, and as long as no breach has occurred pursuant to Section 10a. herein below, CC further undertakes and warrants that CC shall not:
i.	sell, transfer, assign, offer, pledge, contract to sell, sell any option or contract to purchase, grant any option or right to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of the assets of PCTI outside the normal scope of business and/or any portion of the PCTI Shares;
ii.	enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of any portion of the PCTI Shares;
10.	The Parties acknowledge that the following shall be deemed a material breach of this Binding LOI:
a.	A breach by any of PCTI and/or CC of any of their respective obligations under any of Sections 6, 7a. and/or 9 and/or any subsections therein (“Sections”), shall result in irreparable damage to Pubco. In the event of any such breach, Pubco shall be entitled to:
i.	An initial penalty equal to $500,000 USD (five hundred thousand dollars US) to be paid by CC and/or PCTI, in addition to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against CC and/or PCTI, its affiliates and their respective officers, employees, agents, or other representatives;
ii.	A reimbursement of any amounts of Payment made to PCTI; and
iii.	A reimbursement of any and all fees incurred by Pubco pursuant to Section 15 herein below.
b.	If any of the Parties make an assignment for the benefit of creditors or commence proceedings for its dissolution; apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable.
11.	The Parties hereby acknowledge that PCTI shall have the right to immediately terminate this Binding LOI, upon any breach by Pubco of any of Sections 5, 5a., 6, 7b., 7c.,7d., 8b., 8c., 8d., 8e., or 13, upon which termination, the Parties agree that the Binding LOI shall no longer be binding unto the Parties herein, save for Sections 12, 14, 15 and 16, which shall survive the termination of this Binding LOI. The Parties agree that either party shall have the right to immediately terminate this Binding LOI if the other Party shall be in breach of Section 10b. of this Binding LOI.
12.	Other than what appears in the public domain, the Parties understand and agree that this Binding LOI, the terms of the Transaction and the negotiations thereof and any other information relating to the contemplated transactions herein, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.
13.	The Parties agree that Pubco shall bear the cost of all required fees associated with the contemplated Transaction, including but not limited to legal and accounting fees, (excluding the audit of PCTI; which PCTI is 100% responsible for) regardless of whether or not the contemplated transactions herein are consummated.
14.	The Parties agree that this Binding LOI shall be construed and governed by the laws of the State of Pennsylvania. Subject to Section 15 herein below, the Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Pennsylvania.
15.	Notwithstanding the above, in the event of any disputes and/or controversies arising out of or relating to this Binding LOI and upon mutual written agreement by the Parties, the Parties shall submit any such disputes and/or controversies to binding arbitration in lieu of litigation, and upon any such submission, the Parties consent to the resolution thereof by such arbitration.
16.	The Parties acknowledge the binding nature of this Binding LOI and agree to be bound by the terms of this Binding LOI. This Binding LOI may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this Binding LOI and, as evidence thereof, have signed this Binding LOI on this 28th day of February 2020.

PCTI	Ozop Surgical Corp.

By: /s/ Catherine Chis	By: /s/Michael Chermak
Catherine A. Chis	Michael Chermak
President	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C PREFERRED STOCK

FOR

OZOP SURGICAL CORP.

(A NEVADA CORPORATION)

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Commission” means the Securities and Exchange Commission.

“Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” shall have the meaning given such term in Section 2 hereof.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are explicitly senior in rights or liquidation preference to the Preferred Stock.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Corporation owns beneficially or of record more than 19% of the equity interest.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series C Preferred Stock (the “Preferred Stock”), and the number of shares so designated shall be fifty thousand (50,000) shares, which shall not be subject to increase without the consent of all of the Holders of the Preferred Stock (the “Holders). Each share of such Preferred Stock shall have a par value of $0.001 per share. Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividends and Other Distributions. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 3. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Holder such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock the shares of Preferred Stock held by such holder are convertible into pursuant to Section 6 herein.

Section 4. Voting Rights and Holder Approvals.

(a) Subject to the provision for adjustment hereinafter set forth, each share of Preferred Stock shall entitle the holder thereof to have voting rights equal to two times the sum of all the number of shares of other classes of Corporation capital stock eligible to vote on all matters submitted to a vote of the stockholders of the Corporation, divided by the number of shares of Preferred Stock issued and outstanding at the time of voting. In the event the Corporation shall at any time on or after the date that Preferred Stock has been issued (“Distribution Date”) declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Designations creating a series of preferred stock, or by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) In addition to any other rights provided by law, so long as any Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock, will not amend or repeal any provision of, or add any provision to, the Corporation’s amended Articles of Incorporation or By-Laws if such action would materially adversely affect the voting rights of, or the other rights, preferences or restrictions provided for the benefit of, any Preferred Stock.

(d) Except as set forth herein, holders of Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holder shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to par value (the “Liquidation Value”) before any distribution or payment shall be made to the holder of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holder shall be distributed among the Holder ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 70 days prior to the payment date stated therein, to each record Holder.

Section 6. Conversion.

(a) Right to Convert. Subject to Paragraphs 6(c)–(e) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one share of fully paid and non-assessable Common Stock (the “Conversion Rate”).

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Split, Subdivision and Distribution Adjustments. In the event the Corporation should at any time or from time to time after the Distribution Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Rate of the Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(d) Combination Adjustments. If the number of shares of Common Stock outstanding at any time after the Distribution Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Rate for the Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4(e) (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event.

(f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

(h) Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7 in respect of an Exempt Issuance.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address of record. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

EXHIBIT B

AMENDMENT TO CERTIFICATE OF DESIGNATION

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES C PREFERRED STOCK

I. DESIGNATION; RANK.

There shall be a series of preferred stock designated as “Series C Preferred Stock”, and the number of shares constituting such series shall be 50,000 par value $0.001. Such series is referred to herein as the “Series C Preferred Stock”.

The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

 II. DIVIDENDS.

The holders of shares of Series C Preferred Stock have no dividend rights.

 III. LIQUIDATION PREFERENCE.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, and any other Series of Preferred Stock bearing liquidation rights.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

 IV. VOTING.

The holders of Series C Preferred Stock shall have the rights as described in this Section 4 or as required by law. For so long as any shares of the Series C Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to sixty-seven (67%) percent of the total vote. By way of illustration, if there are 10,000 shares of the Corporation’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Series C Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 20,300 shares, out of a total number of 30,300 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total common shares outstanding, (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series C Preferred Stock, if any, and (c) the voting rights attributable to the Series C Preferred Stock, as described herein, whether such Series C Preferred Stock shares are voted or not.

 V. NO PREEMPTIVE RIGHTS.

No holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

 VI. ADDITIONAL RIGHTS OF PREFERRED STOCK.

So long as any Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous approval of all of the holders of the Series C Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to adversely affect the Series C Preferred Stock; (c) create or designate any series or class of shares; (d) issue any shares of any series of preferred stock; (e) increase the authorized number of shares of Series C Preferred Stock; (f) amend, repeal or modify the bylaws; (g) sell or otherwise dispose of any of the assets of the Corporation not in the ordinary course of business; (h) incur debt not in the ordinary course of business; and (i) effect or undergo any change of control of the Corporation. So long as any Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the majority approval of all of the holders of the Series C Preferred Stock: (a) elect members to the Board of Directors.

 VII. LOST OR STOLEN CERTIFICATES.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Common Stock.

 VIII. FAILURE OR INDULGENCE NOT WAIVER.

No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

EXHIBIT C

CERTIFICATE OF DESIGNATION

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES D PREFERRED STOCK

I. DESIGNATION AND AMOUNT

There shall be a series of preferred stock designated as “Series D Convertible Preferred Stock”, and the number of shares constituting such series shall be 20,000 par value $0.001. Such series is referred to herein as the “Series D Convertible Preferred Stock”.

II. DIVIDENDS

The holders of the Series D Convertible Preferred Stock shall not be entitled to receive dividends.

III. CONVERSION

(a) Conversion. The holders as a group may, at any time convert all of the shares of Series D Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 3.00 (Conversion Price”).

(b) Mechanics of Conversion. To convert the Series D Convertible Preferred Stock, a holder shall: (i) email, fax (or otherwise deliver by other means resulting in notice) a copy of a fully executed notice of conversion in the form provided by the Company and (ii) within three (3) business days surrender or cause to be surrendered to the Company the certificates representing the Series D Convertible Preferred Stock being converted (the “Preferred Stock Certificates”) accompanied by duly executed stock powers and the original executed version of a notice of conversion. The date of the Company’s receipt of the notice of conversion shall be the “Conversion Date”.

(c) Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of common stock as are not disputed in accordance with the other provisions of this Article III. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm, acceptable to holder, via facsimile within two (2) business days of receipt of the notice of conversion. The accounting firm shall audit the calculations and notify the Company and the holder of the results no later than two (2) business days from the date it receives the disputed calculations.

The accounting firm’s calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of common stock in accordance with this Article III.

(d) Timing of Conversion. No later than the third business day following the Conversion Date (the “Delivery Period”), provided that the Company has received prior to such date the Preferred Stock Certificates, the Company shall deliver to the holder (or at its direction) (x) that number of shares of common stock issuable upon conversion of the number of Series D Convertible Preferred Stock being converted and (y) a certificate representing the number of Series D Convertible Preferred Stock not being converted, if any. The person or persons entitled to receive shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the notice of conversion is revoked as provided in Section III(e). The Delivery Period shall be extended until the business day following the date of delivery to the Company of the Preferred Stock Certificates to be converted.

(e) Revocation of notice of conversion. In addition to any other remedies which may be available to the holder, in the event the Company fails for any reason to effect delivery to the holder of certificates representing the shares of common stock receivable upon conversion of the Series D Convertible Preferred Stock by the business day following the expiration of the Delivery Period, the holder may revoke the notice of conversion by delivering a notice to such effect to the Company. Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by holder, to the holder, and the Company and the holder shall each be restored to their respective positions held immediately prior to delivery of the notice of conversion.

(f) Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of common stock pursuant to conversion of the Series D Convertible Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of common stock to any person other than the registered holder of the Series D Convertible Preferred Stock.

(g) No Fractional Shares. No fractional shares of common stock are to be issued upon the conversion of Series D Convertible Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of common stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of common stock shall be rounded up to the next whole number.

(h) Electronic Transmission. In lieu of delivering physical certificates representing the common stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (the “FAST Program”), upon request of a holder who shall have previously instructed such holder’s prime broker to confirm such request to the Company’s transfer agent and upon the holder’s compliance with Section III(b), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the common stock issuable upon conversion to the holder by crediting the account of holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Subject to the foregoing, the Company will use its commercially reasonable efforts to maintain the eligibility of its common stock for the FAST Program.

IV. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

Subject to the provisions of this Article IV, the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock a sufficient number of shares of common stock to provide for the conversion of all outstanding Series D Convertible Preferred Stock upon issuance of shares of common stock (the “Reserved Amount”). If the Reserved Amount for any ten (10) consecutive trading days (the last of such ten (10) trading days being the “Authorization Trigger Date”) is less than one hundred percent (100%) of the number of shares of common stock issuable on such trading days upon conversion of the outstanding Series D Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall take all necessary action (including stockholder approval to authorize the issuance of additional shares of common stock) to increase the Reserved Amount to a sufficient number of shares of common stock to provide for the conversion of all outstanding Series D Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof).

V. FAILURE TO CONVERT

If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the second business day following the expiration of the Delivery Period for such conversion (said period of time being the “Extended Delivery Period”), such number of shares of common stock to which such holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any holder at any time of its intention not to issue shares of common stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount) (each of (x) and (y) being a “Conversion Default”), then the Company shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Series D Convertible Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series D Convertible Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. “Cure Date” means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Series D Convertible Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue common stock in satisfaction of all conversions of Series D Convertible Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations). The Company shall promptly provide each holder with notice of the occurrence of a Conversion Default with respect to any of the other holders.

VI. REDEMPTION.

The Series D Convertible Preferred Stock may not be redeemed.

VII. RANK.

All shares of the Series D Convertible Preferred Stock shall rank (i) prior to the common stock; (ii) prior to any class or series of capital stock of the Company now outstanding or hereafter created (unless, with the consent of a majority of the holders obtained in accordance with Article IX hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Convertible Preferred Stock) (collectively, with the common stock, “Junior Securities”); and (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series D Convertible Preferred Stock (the “pari passu Securities”).

VIII. VOTING RIGHTS.

Subject to Section X below, no holder of the Series D Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

IX. LIQUIDATION RIGHTS.

The Series D Convertible Preferred Stock shall not bear any liquidation rights.

X. PROTECTION PROVISIONS.

So long as any Series D Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of a majority of the holders: (a) alter or change the rights, preferences or privileges of the Series D Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series D Convertible Preferred Stock; (c) increase the authorized number of shares of Series D Convertible Preferred Stock; (f) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Series D Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

XI. MISCELLANEOUS.

A. Lost or Stolen Certificates. Upon receipt by the Company of (x) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series D Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new Series D Convertible Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series D Convertible Preferred Stock. Statements of Available Shares. Upon request, the Company shall deliver to the holder a written report notifying the holder of any occurrence which prohibits the Company from issuing common stock upon any such conversion. The report shall also specify (i) the total number of shares of common stock which are reserved for issuance upon conversion of the Series D Convertible Preferred Stock as of the date of the request, and (ii) the total number of shares of common stock which may thereafter be issued by the Company upon conversion of the Series D Convertible Preferred Stock before the Company would exceed the Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any holder, provide all of the information enumerated in clauses (i) – (2) of this Section XI(B) and, at the request of a holder, make public disclosure thereof.

EXHIBIT D

CERTIFICATE OF DESIGNATION

 OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES E PREFERRED STOCK

I.   DESIGNATION AND AMOUNT.

There shall be a series of Preferred Stock designated as “Series E Preferred Stock,” and the number of shares constituting such series shall be 1000, par value $.001. Such series is referred to herein as the “Series E Preferred Stock”.

II.   RANK.

All shares of Series E Preferred Stock shall rank prior to all of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), now or hereafter issued, as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary. All shares of Series E Preferred Stock will rank subordinate and junior to all shares of Series E and B of Preferred Stock of the Corporation and pari passu with any of the Corporation’s preferred stock hereafter created as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary.

III.   DIVIDENDS.

The holders of the Preferred Stock shall not be entitled to receive dividends.

IV.   VOTING RIGHTS.

No holder of the Series E Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

V.	OPTIONAL REDEMPTION BY THE CORPORATION.

(1) At any time, the Corporation may redeem for cash out of funds legally available therefor, any or all of the outstanding Preferred Stock (“Optional Redemption”) at $1000 (one thousand dollars) per share.

(2) Should the Corporation exercise the right of Optional Redemption it shall provide any holders of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section V (an “Optional Redemption Notice”). Any optional redemption pursuant to this Section V shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding.

VI.	SECURITIES NOT REGISTERED.

The shares of Series E Preferred Stock have not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration. Therefore, each certificate for shares of Series E Preferred Stock and each preferred stock certificate issued upon the transfer of any such shares of Series E Preferred Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

VII.	PREEMPTIVE RIGHTS.

The Series E Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

VIII.	SEVERABILITY OF PROVISIONS.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.